ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2012

- Review of 2012 Operating Activities -
- Provides Business Outlook for 2013 -

Addison, Texas, April 1, 2013; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the fourth quarter and year ended December 31, 2012 and provided a review of its operating activities.

Significant progress has been made over the past 12 months, including:

¬	Securing the necessary financing, on favorable terms, to execute our business plan;

¬	Significantly expanding the international commercialization activities for Altrazeal® including launching the product in Austria and Australia;

¬	Expansion of key opinion leader support for Altrazeal® in major international markets;

¬	Commenced the establishment of an international network of distribution partners to expand the Altrazeal® selling and marketing activities globally;

¬	Shipment of the first order of the veterinary form of Altrazeal® to our strategic partner;

¬	Launch of the innovative Altrazeal® 0.75 gram blister pack; and

¬	Entering into a strategic collaboration to develop the oral applications of our OraDisc™ mucoadhesive film technology.

During 2012, the Company has laid the foundation for a rapid increase in revenues and the advancement of the Company towards profitability. In the upcoming 12 months our business outlook is for major expansion of commercialization actives for Altrazeal® in international markets, including the following:

¬	Altrazeal® being marketed in over 15 markets worldwide;

¬	Expanding the network of distribution partners to cover all major international markets excluding Japan; and

¬	Positioning Altrazeal® to be marketed in all major markets by 2014.

By achieving the above objectives the Company is projecting to be cash flow positive by the fourth quarter of 2013.

Commenting on the 2012 activities and the business outlook for 2013, Kerry P. Gray, President and CEO stated, “I am very pleased with our accomplishments and the progress that has been made during 2012, which was achieved with limited resources. The Company has now been positioned for rapid revenue growth and advancement towards profitability. The international exposure to Altrazeal® that has been generated and the positive response received from both healthcare professionals and potential strategic partners is very exciting. We look forward to a major transformation of the Company over the upcoming 12 months as we move towards establishing a predictable and rapidly growing revenue stream.”

For the fourth quarter of 2012, the Company reported a net loss of $1.0 million, or $0.10 per share, compared with a net loss of $0.9 million, or $0.13 per share, for the same period last year.  For the year ending December 31, 2012, the Company reported a net loss of $3.5 million, or $0.42 per share, compared with a net loss of $4.1 million, or $0.67 per share, in the same period of 2011.

Revenues
Revenues for the fourth quarter of 2012 were $165,000, compared to $256,000 for the fourth quarter of 2011.  The decrease of approximately $91,000 in revenues from the fourth quarter of 2011 compared to the fourth quarter of 2012 was primarily due to a decrease of $188,000 in Aphthasol® product sales as we did not sell any Aphthasol® to our domestic distributor in the fourth quarter of 2012 and a decrease of $17,000 in Aphthasol® royalties.  These decreases were partially offset by increased Altrazeal® product sales.

For the year ending December 31, 2012, revenues were $371,000, compared to $485,000 for the same period of 2011.  The decrease of approximately $114,000 was due primarily to a decrease of $188,000 in Aphthasol® product sales as we did not sell any Aphthasol® to our domestic distributor in 2012.  This decrease was partially offset by increased Altrazeal® product sales.

Research and Development
Research and development expenses for the fourth quarter of 2012 were $316,000, including $1,000 in share-based compensation, compared to $198,000, including $17,000 in share-based compensation, for the fourth quarter of 2011.  The increase of approximately $118,000 in research and development expenses was due to increases in regulatory costs of $71,000, consulting and direct research costs of $97,000 related to Altrazeal®, and clinical study costs of $20,000.  These increases were partially offset by lower scientific compensation costs of $69,000 related to share-based compensation and lower head count.

For the year ending December 2012, research and development expenses were $833,000, including $10,000 in share-based compensation, compared to $947,000, including $70,000 in share-based compensation, for the same period in 2011. The decrease of approximately $114,000 in research and development expenses was due primarily to lower scientific compensation costs of $157,000 related to share-based compensation and lower head count and lower costs for regulatory consulting fees of $70,000.  These decreases were partially offset by a $90,000 increase in regulatory costs and a $20,000 increase in clinical study costs.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2012 were $425,000, including $8,000 in share-based compensation, compared to $498,000, including $25,000 in share-based compensation, for the fourth quarter of 2011.  The decrease of approximately $73,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $37,000, decreased sales & marketing costs of $80,000 due to a revised marketing plan, and lower insurance costs of $20,000.  These decreases were partially offset by a $60,000 increase in costs for investor relations consulting.

For the year ending December 2012, selling, general and administrative expenses were $1,791,000, including $36,000 in share-based compensation, compared to $2,277,000 million, including $102,000 of share-based compensation, for the same period in 2011.  The decrease of approximately $486,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $184,000, sales & marketing costs of $245,000 due to a revised marketing plan, and legal costs relating to our patents of $63,000.

Amortization of Intangible Assets
Amortization expense for the fourth quarter of 2012 was $120,000 as compared to $157,000 for the fourth quarter of 2011 and is comprised of amortization associated with our acquired patents.  The decrease of $37,000 is attributable to the expiration of the amortization of the Aphthasol® patent in November 2011.

For the year ending December 2012, amortization expense was $476,000 as compared to $769,000 for the same period of 2011.  The decrease of $293,000 is attributable to the expiration of the amortization of the Aphthasol® patent in November 2011.

Interest Expense
Interest expense for the fourth quarter of 2012 was $137,000 as compared to $18,000 for the fourth quarter of 2011.  The increase of approximately $119,000 is primarily attributable to costs associated with our convertible debt.

For the year ending December 2012, interest expense was $328,000 as compared to $67,000 for the same period of 2011.  The increase of approximately $261,000 is primarily attributable to costs associated with our convertible debt.

Mr. Gray continued, “The 2012 operating results reflect a significant improvement in our reported loss from 2011 and is due principally to the positive effects of our business restructuring and tight controls over our operating expenses.  We have established an expense base that is not projected to increase significantly as our operating activities expand. With the projected increase in revenues for 2013, we are forecasting a significant improvement in operating results.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives, anticipated product launches and regulatory filings, near term revenue opportunities and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2012 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues
License fees	$11,400	$4,494	$40,563	$22,843
Royalty income	---	17,128	49,918	68,656
Product sales	154,056	233,905	280,113	393,037
Total Revenues	165,456	255,527	370,594	484,536

Cost and Expenses
Cost of goods sold	107,793	167,609	243,538	203,154
Research and development	315,735	197,504	832,931	946,553
Selling, general and administrative	425,385	497,761	1,791,221	2,276,806
Amortization of intangible assets	119,763	156,500	476,450	769,132
Depreciation	65,583	75,359	291,274	303,024
Total Costs and Expenses	1,034,259	1,094,733	3,635,414	4,498,669
Operating (Loss)	(868,803)	(839,206)	(3,264,820)	(4,014,133)

Other Income (Expense)
Interest and miscellaneous income	27,974	1,856	61,719	11,341
Interest expense	(137,240)	(18,461)	(328,248)	(67,300)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
(Loss) Before Income Taxes	(978,069)	(855,811)	(3,531,349)	(4,070,092)

Income taxes	---	---	---	---
Net (Loss)	$(978,069)	$(855,811)	$(3,531,349)	$(4,070,092)

Less preferred stock dividends	(12,288)	(3,925)	(47,456)	(4,387)
Net (Loss) Allocable to Common Stockholders	$(990,357)	$(859,736)	$(3,578,805)	$(4,074,479)

Basic and diluted net (loss) per common share	$(0.10)	$(0.13)	$(0.42)	$(0.67)

Weighted average number of common shares outstanding	9,648,036	6,702,759	8,493,703	6,065,615

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$21,549	$46,620
Current assets	1,115,982	1,349,456
Property and equipment, net	845,535	1,072,460
Other assets	5,366,600	4,640,504
Total assets	7,328,117	7,062,420

Current liabilities	3,889,734	2,053,867
Long term liabilities – convertible note payable	751,543	234,882
Long term liabilities – deferred revenue	835,553	672,282
Total liabilities	5,476,830	2,961,031
Total stockholders’ equity	1,851,287	4,101,389